Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hampton Roads Bankshares, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated March 23, 2011 with respect to the consolidated balance sheet of Hampton Roads Bankshares, Inc. and subsidiaries as of December 31, 2010, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of Hampton Roads Bankshares, Inc. and subsidiaries.

                                                      /s/ KPMG LLP

Norfolk, Virginia
December 19, 2011